Exhibit 99.1

CONTACT:	Michael H. McLamb Chief Financial Officer MarineMax, Inc. 727/531-1700	Brad Cohen Integrated Corporate Relations, Inc. 203/682-8211 bcohen@icrinc.com

MARINEMAX PROVIDES FISCAL SECOND QUARTER 2008 UPDATE
~ Expected Second Quarter Loss Per Share to Range From $0.19 To $0.23 ~
~ Same-store sales declined approximately 28% ~

CLEARWATER, FL – April 16, 2008 – MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat retailer, announced today that the Company expects to report a loss per share of $0.19 to $0.23 for its second quarter of fiscal 2008 versus earnings per diluted share of $0.17 in the comparable quarter last year. The earnings per diluted share for the March 2007 quarter were $0.11 after removing $0.06 per diluted share of unusual insurance gains.

The Company also expects to report fiscal second quarter 2008 revenue of approximately $233 million compared with $325 million in the comparable quarter last year, reflecting a same-store sales decline of approximately 28% versus a 2% same-store sales increase reported a year ago. The Company’s results were adversely impacted by the economic softness that has been widely reported. The Company’s geographic concentration in Florida and other markets particularly affected by the housing slow down further contributed to the same-store sales decline.

William H. McGill, Jr., Chairman, President and Chief Executive Officer of MarineMax, stated, “Trends in the marine retail environment deteriorated further in March, resulting in an even more disappointing quarter. We have continued to adjust our cost structure to reduce the impact of the declining sales on our operating performance. Despite the softer retail environment, we achieved a higher overall gross margin for the quarter over the prior year quarter. We also expect to report that our balance sheet ratios incrementally improved over the year ago quarter. We expect to report inventory levels that are essentially flat or slightly higher compared with the prior year and are making further cuts to adjust our future purchases from manufacturers. We also believe that our customer centric strategies, which focus on the lifestyle of boating, have continued to result in market share gains, which will eventually lead to increased sales and profits when the industry recovers.”

The Company expects to release its full second quarter results on May 1, 2008.

About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Cabo, Hatteras, Azimut Yachts, Grady White, Ferretti Yachts, Pershing, Riva, Mochi Craft, and Bertram, the Company sells new and used recreational boats and related marine products and provides yacht brokerage services. The Company currently operates 88 retail locations in Alabama, Arizona, California, Colorado, Connecticut, Delaware, Florida, Georgia, Maryland, Minnesota, Missouri, Nevada, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, South Carolina, Tennessee, Texas and Utah. MarineMax is a New York Stock Exchange-listed company.

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include expectations regarding fiscal 2008, the March 2008 quarter, projected inventory purchases, company performance compared with industry performance as well as expected market share gains and long-term revenue and earnings growth. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include the ability to reduce inventory, accomplish the goals and strategies, anticipated revenue enhancements, general economic conditions and the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations and numerous other factors identified in the Company’s Form 10-K and other filings with the Securities Exchange Commission.

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